SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 7, 2005

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-23265	94-3267443
(Commission File Number)	(IRS Employer ID Number)

1700 Perimeter Park Drive, Morrisville, North Carolina 27560

(Address of principal executive offices)            (Zip Code)

Registrant’s telephone number, including area code (919) 862-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 7, 2005, Salix Pharmaceuticals, Inc., a subsidiary of Salix Pharmaceuticals, Ltd., entered into a License and Supply Agreement with Norgine B.V., granting Salix the exclusive rights to sell a patent-protected, liquid PEG bowel cleansing product, NRL944, in the United States. The product is currently under review at the U.S. Food and Drug Administration (FDA) to obtain marketing approval for bowel cleansing prior to colonoscopy, intestinal surgery and barium enema X-ray examinations. The product has patent protection until 2013, and additional patent protection pending that, if issued, will provide patent protection until 2023.

Pursuant to the terms of the agreement, Salix is required to make an up-front payment and regulatory and sales performance milestone payments to Norgine. Over the life of the agreement, these payments by Salix could total as much as $37 million, with the majority contingent upon achievement of regulatory and sales performance milestones. In addition, the agreement calls for Norgine to supply Salix with the product and Salix to pay Norgine royalties on net sales.

Salix and Norgine do not have any relationship between them except for the agreement.

A copy of the agreement is attached to this report as Exhibit 10.53. A copy of the press release announcing the execution of the agreement with Norgine is attached to this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

10.53	License and Supply Agreement dated as of December 7, 2005 between Salix Pharmaceuticals, Inc. and Norgine B.V.

99.1	Press release issued December 7, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SALIX PHARMACEUTICALS, LTD.

Date: December 13, 2005	/s/ Adam C. Derbyshire
Adam C. Derbyshire Senior Vice President and Chief Financial Officer